CUSIP No.  501889 20 8

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: 2/13, 2008

/s/ Leonard A. Damron
LEONARD A. DAMRON

DAMRON LKQ LIMITED PARTNERSHIP

By:	/s/ Leonard A. Damron
LEONARD A. DAMRON, as Trustee of the LEONARD A. DAMRON LIVING TRUST

Its: General Partner